Exhibit 3.3

Secretary State of Nevada

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Corporate Charter

I, Dean Heller, the duly elected and qualified Nevada Secretary of State, do hereby certify that ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC. did on AUGUST 30, 2002 file in this office the original Articles of Incorporation; the said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provision required by the law of said State Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on September 30, 2004.

/s/Dean Heller

Dean Heller

Secretary of State

By /s/ JC Mc Carley

Certification Clerk

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